EXHIBIT 2

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

CONSENT

I consent to the use of my report dated 12 February 2003 to the Minister for International Trade on Export Development Canada’s financial statements for the fiscal year ended 31 December 2002 included in Export Development Canada’s annual report attached to Export Development Canada’s Form 18-K filed pursuant to the Securities Exchange Act of 1934 and to its incorporation by reference into Export Development Canada’s Registration Statement on Schedule B, filed on 7 June 2002, under the Securities Act of 1933.

This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for any other purpose.

/s/ Sheila Fraser Sheila Fraser, FCA Auditor General of Canada

Ottawa, Canada 22 April 2003